Exhibit 99.1

FOR IMMEDIATE RELEASE
November 23, 2005

Contact:  Anthony J. Monteverdi
          President and Chief Executive Officer
          (718) 677-4414

  Anthony J. Monteverdi of Flatbush Federal Bancorp, Inc. Announces Retirement,
               Board of Directors Names Jesus R. Adia as Successor

Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB) (the "Company") announced that Anthony J. Monteverdi intends to retire as President and Chief Executive Officer of the Company and its wholly owned subsidiary, Flatbush Federal Savings and Loan Association (`the Association"), effective close of business January 31, 2006.

Mr. Monteverdi will continue to serve as Chairman of both the Company's and Association's Board of Directors after his withdrawal from more active duties.

Commenting on his retirement, Mr. Monteverdi said, "Flatbush Federal has made significant progress towards its transformation from a mutual organization, into a stronger capitalized, public institution. After spending some 45 years in the financial sector, I have chosen to make this change in my lifestyle at a time when our Company is strong, and enjoying significant momentum towards revitalizing our operations. I take tremendous satisfaction in having led the Association through many lean years, and reshaping it into the respected position it now enjoys within the local thrift industry."

He concluded, "While I will miss the daily activities of interacting with our wonderful staff and clients, I will continue to remain involved with the communities that we serve".

Mr. Jesus R. Adia was named to succeed Anthony J. Monteverdi as President and Chief Executive Officer, effective upon Mr. Monteverdi's retirement on January 31, 2006.

Mr. Adia, age 52, first joined the Association as Assistant Controller in February 1986, and has served as Executive Vice President of the Association since 1993. In 1999, Mr. Adia was elected a Director of the Association. His banking career started in 1970 working as a teller at the Seamen's Bank for Savings in New York City while attending evening classes at Manhattan College. He graduated in 1975 with a Bachelor's degree in Management and Accounting, and he held management positions in Operations, Audit and Accounting with the Seamen's Bank for Savings, Crossland Savings Bank and First Federal in New York City.

Mr. Monteverdi commented, "I have full confidence in Mr. Adia's ability to move the Company into still higher levels of success".